Exhibit 23.5

CONSENT OF BEIJING HEADING CENTURY CONSULTING CO., LTD.

June 11, 2018

Puhui Wealth Investment Management Co., Ltd.

Suite 1002, W3 Office Building, Oriental Commerce Tower

No.1 Chang AnStreet, Dong Cheng District
Beijing, PRC 100005

Ladies and Gentlemen:

Beijing Heading Century Consulting Co., Ltd. hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Puhui Wealth Investment Management Co., Ltd. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

Beijing Heading Century Consulting Co., Ltd. further consents to inclusion of information, data and statements from the report entitled “Wealth Management in China” (the “Report”) in the Company’s Registration Statement and SEC Filings, and citation of the Report in the Company’s Registration Statement and SEC Filings.

Beijing Heading Century Consulting Co., Ltd. also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours sincerely,

/s/	Beijing Heading Century Consulting Co., Ltd.
Beijing Heading Century Consulting Co., Ltd.